EXHIBIT  10.5

SANDS BROTHERS & CO., LTD.
INVESTMENT BANKERS
MEMBER NYSE
90 PARK AVENUE, NEW YORK, N.Y. 10016
(212) 697-5200  Toll Free (800) 866-6116  Fax (212) 697-8035

                                                 September 12, 2002

CytRx Corporation
11726 San Vicente Boulevard
Suite 650
Los Angeles, CA 90049

Attn:	Mr. Steven A. Kriegsman,
President and Chief Executive Officer

Dear Mr. Kriegsman:

          This is to confirm our understanding that Sands Brothers & Co., Ltd. (“Sands Brothers”) has been engaged as a non-exclusive financial advisor to CytRx Corporation., its successors, subsidiaries and affiliates (collectively, the “Company”), with respect to financial advisory, corporate finance and mergers and acquisition matters for a one year period commencing the date hereof (the “Term”) on the terms set forth below.

A.   Financial Advisory Services

          During the Term, Sands Brothers shall provide the Company with such regular and customary financial advisory services as are reasonably requested by the Company, provided that Sands Brothers shall not be required to undertake duties not reasonably within the scope of the financial advisory services in which it is generally engaged.  It is understood and acknowledged by the parties that the value of Sands Brothers’ advice is not measurable in a quantitative manner and Sands Brothers shall be obligated to render advice, upon the request of the Company, in good faith, as shall be determined by Sands Brothers.  Sands Brothers’ duties may include, but will not necessarily be limited to:

(i)	advice regarding the formation of corporate goals and their implementation;

(ii)	advice regarding the financial structure of the Company or its divisions or any programs and projects undertaken by any of the foregoing;

(iii)	advice regarding financing needs and matters; and

(iv)	advice regarding corporate organization, personnel and selection of needed specialty skills.

Mr. Steven A. Kriegsman
September 12, 2002

          The Company acknowledges that Sands Brothers and its affiliates are in the business of providing financial advisory services (of all types contemplated by this agreement) to others.  Nothing herein contained shall be construed to limit or restrict Sands Brothers or its affiliates in conducting such business with respect to others or in rendering such advice to others.

          The Company will furnish, or cause to be furnished, to Sands Brothers all information reasonab1y requested by Sands Brothers for purposes of rendering services hereunder (all such information being the “Information”).  In addition, the Company agrees to make available to Sands Brothers upon request from time to time, the officers, directors, accountants, counsel and other advisors to the Company.  The Company recognizes and confirms that Sands Brothers (i) will use and rely on the Information and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same, (ii) does not assume responsibility for the accuracy or completeness of the Information and such other information and (iii) will not make an appraisal of any of the assets or liabilities of the Company.  The Company hereby warrants that all information furnished to Sands Brothers in connection with this Agreement will be accurate and complete in all material respects at the time provided, and that if such information, in whole or in part, becomes materially inaccurate, misleading or incomplete during the Term, the Company shall promptly advise Sands Brothers in writing and correct any such inaccuracy or omission.

          The Company agrees that any information or advice rendered by Sands Brothers or its representatives in connection with this engagement is for the confidential use of the Company’s Board of Directors only in its evaluation of the matters for which Sands Brothers has been engaged and, except as otherwise required by law, the Company will not and will not permit any third party to disclose or otherwise refer to such advice or information in any manner without Sands Brothers’s prior written consent.  The name of Sands Brothers will not be quoted or referred to orally or in writing by the Company without Sands Brothers’ prior written consent, which will not be unreasonably withheld.

          In consideration of such financial advisory services, the Company agrees to pay Sands Brothers a non-refundable and non-accountable retainer of $20,000, which shall be payable upon the execution of this agreement.  In addition, as and for additional consideration and as a material inducement for Sands Brothers to enter into this agreement, the Company agrees to issue to Sands Brothers or its designee(s), upon execution and delivery of this Agreement, warrants (the “Warrants”) to purchase 100,000 shares of common stock of the Company at an exercise price of $1.00 per share.  The Warrants will be exercisable for a five-year period commencing on the date of issuance and shall contain such terms and conditions as are satisfactory in form and substance to Sands Brothers, the Company and their respective counsel, including, without limitation, piggy-back registration rights, corporate anti-dilution for stock splits and other similar transactions and cashless exercise provisions.  The foregoing compensation shall be in addition to any other compensation and reimbursement of expenses described herein.

Mr. Steven A. Kriegsman
September 12, 2002

B.    Acquisition Transaction

          For purposes of this agreement, the term “Acquisition Transaction” means (i) any merger, consolidation, reorganization or other business combination pursuant to which the businesses of a third party are combined with that of the Company, (ii) the acquisition, directly or indirectly, by the Company of all or a substantial portion of the assets or common equity of a third party by way of negotiated purchase or otherwise or (iii) the acquisition, directly or indirectly, by a third party of all or a substantial portion of the assets or common equity of the Company by way of negotiated purchase or otherwise.

          In connection with a proposed Acquisition Transaction, Sands Brothers’ advisory services will include the following:  (i) assistance in the evaluation of a third party from a financial point of view, (ii) assistance and advice with respect to the form and structure of the Acquisition Transaction and the financing thereof, (iii) conducting discussions and negotiations regarding an Acquisition Transaction and (iv) providing other related advice and assistance as the Company may reasonably request in connection with an Acquisition Transaction.

          For purpose of this agreement, “Consideration” means the aggregate value, whether in cash, securities, assumption (or purchase subject to) of debt or liabilities (including, without limitation, indebtedness for borrowed money, pension liabilities and guarantees) or other property, obligations or services, paid or payable directly or indirectly (in escrow or otherwise) or otherwise assumed in connection with an Acquisition Transaction.  The value of such Consideration shall be determined as follows:

(a)	the value of securities, liabilities, obligations, property and services shall be the fair market value as we shall mutually agree upon at the date of the closing of the Acquisition Transaction; and

(b)	the value of indebtedness, including indebtedness assumed, shall be the face amount.

          If the Consideration payable in an Acquisition Transaction includes contingent payments to be calculated by reference to uncertain future occurrences, such as future financial or business performance, then any fees of Sands Brothers relating to such Consideration shall be payable at the time of consideration.

          In connection with our services, you agree that if, during the Term or within one year thereafter, an Acquisition Transaction is consummated with a third party directly or indirectly introduced to the Company by Sands Brothers (“Sands Third Party”), or the Company enters into definitive agreement with a Sands Third Party which at any time thereafter results in an Acquisition Transaction, you will pay Sands Brothers a transaction fee equal to 5% of the first $1 million of Consideration, 4% of the next $1 million of Consideration, 3% of the next $1 million of Consideration, 2% of the next $1 million of Consideration and 1% of any additional Consideration.  There is no obligation to close any acquisition.

Mr. Steven A. Kriegsman
September 12, 2002

C.    Corporate Finance

          For purposes of this agreement, the term “Financing Transaction” means a private placement, public offering, syndication or other sale of equity or debt securities of the Company or other on-balance or off-balance sheet corporate finance transaction of the Company.  There is no obligation to close any acquisition.

          In connection with our services, you agree that if, during the Term or within one year thereafter, a Financing Transaction is consummated with a Sands Third Party, or the Company enters into a definitive agreement during the Term with a Sands Third Party which at any time thereafter results in a Financing Transaction, you will pay Sands Brothers a transaction fee equal to 8% in cash and 10% in the form of warrant coverage or such other compensation as may mutually be agreed to by the parties.  The Warrants shall be exercisable for a five-year period at a price consistent with the terms provided to investors in the Financing Transaction and shall contain such other terms and conditions as are satisfactory in form and substance to Sands Brothers, the Company and their respective counsel.

D.    Termination.

          This agreement may not be terminated by either party for the first 180 days.  However, after the initial 180 day period either party cancel the agreement with thirty (30) days prior written notice to the other party.  In addition, the indemnification, contribution, reimbursement and “tail” obligations of the Company (which tail obligations are set forth under Section B. and C. above) shall survive such termination and all previously paid fees to Sands Brothers shall be retained by Sands Brothers on a non-accountable basis.

E.    General

          In addition to all other charges payable to Sands Brothers as per the terms hereof, the Company agrees to reimburse Sands Brothers, upon requests made from time to time, for all of its reasonable out-of-pocket expenses incurred in connection with its activities under this agreement.  The cap on such expenses shall be $500 per month.

          The Company agrees to indemnify Sands Bros. and related persons in accordance with the indemnification letter annexed hereto as Schedule A, the provisions of which are incorporated herein in their entirety, and shall survive the termination or expiration of this Agreement.

          This Agreement, including Schedule A, constitutes the entire understanding of the parties with respect to the subject matter hereof and may not be altered or amended except in a writing signed by both parties.  The Company expressly acknowledges that the execution of this Agreement does not constitute a commitment by Sands Brothers to consummate any transaction contemplated hereunder, including without limitation, the consummation of any Financing Transaction.  Nothing contained in this agreement shall be construed to place Sands Brothers and the Company in the relationship of partners or joint venturers.  Neither Sands Brothers nor the

Mr. Steven A. Kriegsman
September 12, 2002

Company shall represent itself as the agent or legal representative of the other for any purpose whatsoever nor shall either have the power to obligate or bind the other in any manner whatsoever.  The Company’s engagement of Sands Brothers is not intended to confer rights upon any person not a party hereto (including shareholders, directors, officers, employees or creditors of the Company) as against Sands Brothers or its affiliates, or their respective directors, officers, employees or agents, successors or assigns.  Sands Brothers, in performing its services hereunder, shall at all times be an independent contractor.  No promises or representations have been made except as expressly set forth in this agreement and the parties have not relied on any promises or representations except as expressly set forth in this agreement.  Nothing contained herein should be construed as creating any fiduciary duties between the parties.

          This Agreement shall be deemed to have been made and delivered in New York City and shall be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the State of New York without regard to principles of conflicts of law thereof.  All controversies which may arise between the parties concerning this Agreement shall be exclusively determined by arbitration by, and in accordance with, the then existing Code of Arbitration of the National Association of Securities Dealers (“NASD”).  Hearings with regard to such dispute shall be held exclusively at the offices of the NASD in the City of New York and judgment upon any award rendered pursuant thereto may be entered in any court of competent jurisdiction.  Any award rendered pursuant to the terms and conditions set forth herein shall be final and binding.  The parties are waiving their right to seek remedies in court, including the right to a jury trial.  The Company waives, and the Company agrees not to assert in any such proceeding, in each case, to the fullest extent permitted by applicable law that:  (a) the Company is not personally subject to the jurisdiction of such arbitration; (b) the Company is immune from any legal process (whether through service or notice, attachment prior to judgment, attachment in the aid of execution, execution or otherwise) with respect to it or its property (c) any proceeding is brought in an inconvenient forum; (d) the venue of any such proceeding is improper; or (e) this agreement may not be enforced in or by any such arbitration.

          The parties acknowledge and agree that with respect to phrases contained herein such as “as a results of our efforts,” “introduced to the Company by Sands Brothers” or similar language, such phrases are intended to include any person or entity, directly or indirectly introduced to the Company by the undersigned.  Thus, to the extent that the Company consummates a particular transaction with any person or entity, whose introduction to the Company can be traced back, directly or indirectly, to a person or entity who was originally introduced to the Company by Sands Brothers, Sands Brothers is entitled to the compensation described herein.

          Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will, directly or indirectly, with or without the giving of notice or lapse of time, or both:  (i) violate any provisions of the Certificate of Incorporation or By-laws of the Company; or (ii) violate, or be in conflict with, or constitute a default under, any agreement, lease, mortgage, debt or obligation of the Company or require the payment, any pre-payment or other penalty with respect thereto.  The Company has all requisite power and authority to enter into and perform its obligations under this Agreement.  This

Mr. Steven A. Kriegsman
September 12, 2002

Agreement has been duly executed and delivered and constitutes valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

          The rights and obligations of the Company under this Agreement may not be assigned by the Company without the prior written consent of Sands Brothers any other purported assignment shall be null and void.  If any provision of this Agreement is determined to be invalid or unenforceable in any respect, then such determination will not affect such provision in any other respect or any other provision of this Agreement, which will remain in full force and effect.

Mr. Steven A. Kriegsman
September 12, 2002

          If the foregoing correctly sets forth the terms of our agreement, kindly so indicate by signing and returning the enclosed copy of this letter, along with a check made payable to Sands Brothers in the amount of Twenty Thousand Dollars ($20,000).

SANDS BROTHERS & CO., LTD.

		By:	/s/ ANDREW H. SCOTT

		Name:	Andrew H. Scott
		Title:	Director Investment Banking

ACCEPTED AND AGREED AS OF THE DATE FIRST ABOVE WRITTEN

CYTRX CORPORATION

By:	/s/ STEVEN A. KRIEGSMAN

Name:	Steven A. Kriegsman,
Title:	President and Chief Executive Officer

Mr. Steven A. Kriegsman
September 12, 2002

SCHEDULE A

INDEMNIFICATION

          Recognizing that matters of the type contemplated in this engagement sometimes result in litigation and that Sands Brothers’s role is advisory, the Company agrees to indemnify and hold harmless Sands Brothers, its affiliates and their respective officers, directors, employees, agents and controlling persons (collectively, the “Indemnified Parties”), from and against any losses, claims, damages and liabilities, joint or several, related to or arising in any manner out of any transaction, financing, proposal or any other matter (collectively, the “Matters”) contemplated by the engagement of Sands Brothers hereunder, and will promptly reimburse the Indemnified Parties for all expenses (including fees and expenses of legal counsel) as incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim related to or arising in any manner out of any Matter contemplated by the engagement of Sands Brothers hereunder, or any action or proceeding arising therefrom (collectively, “Proceedings”), whether or not such Indemnified Party is a formal party to any such Proceeding.  Notwithstanding the foregoing, the Company shall not be liable in respect of any losses, claims, damages, liabilities or expenses that a court of competent jurisdiction shall have determined by final judgment resulted solely from the gross negligence or willful misconduct of an Indemnified Party.  The Company further agrees that it will not, without the prior written consent of Sands Brothers, settle, compromise or consent to the entry of any judgment in any pending or threatened Proceeding in respect of which indemnification may be sought hereunder (whether or not Sands Brothers or any Indemnified Party is an actual or potential party to such Proceeding), unless such settlement, compromise or consent includes an unconditional release of Sands Brothers and each other Indemnified Party hereunder from all ability arising out of such Proceeding.

          The Company agrees that if any indemnification or reimbursement sought pursuant to this letter were for any reason not to be available to any Indemnified Party or insufficient to hold it harmless as and to the extent contemplated by this letter, then the Company shall contribute to the amount paid or payable by such Indemnified Party in respect of losses, claims, damages and liabilities in such proportion as is appropriate to reflect the relative benefits to the Company and its stockholders on the one hand, and Sands Brothers on the other, in connection with the Matters to which such indemnification or reimbursement relates or, if such allocation is not permitted by applicable law, not only such relative benefits but also the relative faults of such parties to the Company and/or its stockholders and to Sands Brothers with respect to Sands Brothers’s engagement shall be deemed to be in the same proportion as (i) the total value paid or received or to be paid or received by the Company and/or its stockholders pursuant to the Matters (whether or not consummated) for which Sands Brothers is engaged to render financial advisory services bears to (ii) the fees paid to Sands Brothers in connection with such engagement.  In no event shall the Indemnified Parties contribute or otherwise be liable for an amount in excess of the aggregate amount of fees actually received by Sands Brothers pursuant to such engagement (excluding amounts received by Sands Brothers as reimbursement of expenses).

Mr. Steven A. Kriegsman
September 12, 2002

          The Company further agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with Sands Brothers’s engagement hereunder except for losses, claims, damages, liabilities or expenses that a court of competent jurisdiction shall have determined by final judgment resulted solely from the gross negligence or willful misconduct of such Indemnified Party.  The indemnity, reimbursement and contribution obligations of the Company shall be in addition to any liability which the Company may otherwise have and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company or an Indemnified Party.

          The indemnity, reimbursement, contribution provisions set forth herein shall remain operative and in full force and effect regardless of (i) any withdrawal, termination or consummation of or failure to initiate or consummate any Matter referred to herein, (ii) any investigation made by or on behalf of any party hereto or any person controlling (within the meaning of Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended) any party hereto, (iii) any termination or the completion or expiration of this letter or Sands Brothers’s engagement and (iv) whether or not Sands Brothers shall, or shall not be called upon to render any formal or informal advice in the course of such engagement.